SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    June 14, 2001

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report.)

Item 9. Regulation FD Disclosure

Kimball International, Inc. Announces Restructuring Plan and Fourth Quarter Outlook

Jasper, IN (June 14, 2001) - Kimball International, Inc. (NASDAQ: KBALB) today announced a restructuring plan designed to more closely align its operating capabilities and capacities with changing customer and market requirements and current economic conditions. The Company also announced its earnings outlook for its fourth quarter fiscal 2001 ending June 30, 2001. This information is intended to comply with Kimball's obligation under the SEC's Regulation FD.

"As previously communicated, we have been actively scaling our production capacities and overhead structures to align with the slow-down in the economy, and more specifically, slower sales volumes in several of our principal markets," stated Kimball International Chairman and Chief Executive Officer, Douglas A. Habig. "Actions we took during our third quarter ending March 31 included reductions in non-essential spending, operating with shorter work weeks, and reducing our worldwide workforce by approximately 9%. These actions significantly improved our cost structure. However, upon recently updating our strategic plans and capacity studies, it became apparent that the investments we made over the past several years in information and manufacturing technologies, have, in fact, enabled the Company to produce more product within a given amount of capacity. Additionally, required changes in capabilities and capacities to support the needs of our customers on a global basis, and the economic downturn, increased the urgency and degree of action required to further address excess operating capacities and costs," stated Habig.

"Our plan announced today will scale our capacity based upon the best long-term cost and performance structure on an overall global basis, including regionally in the U.S., and will significantly improve our competitive position in our markets. Once the plan is executed, I am confident the remaining capabilities and capacities will be sufficient to support our ambitious long-term growth goals. While the length and depth of the current economic downturn requires some caution, I have never been more optimistic about the future growth of Kimball, given both this restructuring plan and the management depth brought into Kimball the last few years to lead our office furniture, our cabinet and our electronics businesses. We are positioned very well for the future," noted Habig.

"While the actions taken to reduce our organizational and operating capacities are required to position Kimball with a competitive cost structure, which is vital to our overall long-term success, we regret the impact of these actions on affected employees. We are working with our employees to offer other opportunities within Kimball where possible, or are assisting in their transition from the Company," concluded Habig.

The restructuring plan, which is primarily related to activities within the Furniture and Cabinets Segment, is expected to cost approximately $25 to $30 million pre-tax and should be substantially completed in about 12 - 15 months. The Company will expense approximately $23 to $26 million pre-tax in its fiscal 2001 fourth quarter and estimates an additional $2 to $4 million of incremental pre-tax, one-time costs associated with the restructuring plan will be expensed as incurred during Fiscal 2002. Actions taken in the fourth quarter, including the approximate 200 employees who have been notified of their separation resulting from this plan, increased the total worldwide workforce reduction from January 1, 2001 to approximately 1,600 employees or 14%. Approximately 70% of the total restructuring costs will be non-cash. The company estimates that once the plan is executed, these actions, along with the cost reduction actions taken in the fiscal 2001 third quarter, will reduce its total cost structure by approximately $35 to $40 million pre-tax on an annualized basis. A portion of these cost savings will be redeployed into strategic initiatives designed to accelerate sales growth, and improve quality and efficiencies.

Costs Included in the Fourth Quarter Fiscal 2001 Restructuring Charge:

  The approximate $23 to $26 million relates to manufacturing facility and process consolidation and other scaling activities. The Company will exit an electronics manufacturing facility in France and will close 4 furniture & cabinet manufacturing facilities in the U.S. (1 in North Carolina, 1 in Kentucky and 2 in Indiana), an administrative office location and a company-owned energy center which serves select manufacturing locations impacted by the scaling actions, both in Indiana. Several other manufacturing locations will scale capacity to allow for consolidation and/or to align with current volume and growth projections. Other associated costs in the charge include certain asset writedowns relating to production equipment, redundant software and impaired goodwill, along with employee transition assistance for separated employees and operating costs of facilities idled through consolidation awaiting sale.

One-time Costs Associated With the Restructuring Plan:

  The approximate $2 to $4 million which will be expensed as incurred during fiscal 2002 includes relocation of manufacturing equipment, stay bonuses for employees assisting with facility consolidations, and other costs including employee training and redeployment costs to assist employees who are relocating to a consolidated operation.

In addition to the restructuring charge and other associated restructuring costs, the Company will also incur other charges in the fourth quarter of fiscal 2001 totaling approximately $4 million pre-tax related to the writedown of custom production equipment and inventory and bad debt expense associated with a financially unstable contract customer in the Electronic Contract Assemblies Segment and impaired goodwill unrelated to the restructuring.

Kimball International expects its earnings for the fourth quarter of fiscal 2001, exclusive of the restructuring and other charges outlined above, to be $.16 to $.20 per diluted share of Class B common stock. The projected earnings per share for the fourth quarter would be a reduction from earnings of $0.33 per diluted share of Class B common stock reported during the same period one year ago. During the third quarter conference call on April 19, 2001, the company indicated it did not expect its fourth quarter earnings to be much improved over its $.18 per diluted Class B share performance in the third quarter, given continual signs of a slowing economy and a resulting softening in demand in several of its major markets. When compared to the prior year, the Company is currently projecting lower fourth quarter sales volumes in both the Furniture and Cabinets Segment and the Electronic Contract Assemblies Segment.

Kimball International will conduct a conference call on Thursday, August 2, 2001 following the release of its fourth quarter and fiscal 2001 results. A webcast of the conference call will take place simultaneously. Details of the conference call and webcast will be released on or about July 26, 2001.

The above restructuring announcement and fourth quarter fiscal 2001 earnings guidance is considered forward-looking under the Private Securities Litigation Reform Act of 1995, and is subject to risks and uncertainties including, but not limited to, successful execution of the restructuring plan within the cost ranges disclosed above, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ending June 30, 2000.

Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets Segment and the Electronic Contract Assemblies Segment. The Furniture and Cabinets Segment manufactures furniture for the office, residential, lodging and healthcare industries and store display fixtures, all sold under the Company's family of brand names. Other products produced by Kimball on a contract basis include store fixtures, television cabinets and stands, residential furniture and furniture components. The Electronic Contract Assemblies Segment provides design engineering, manufacturing, packaging and distribution of electronic assemblies, circuit boards, multi-chip modules and semiconductor components on a contract basis to a variety of industries on a global scale.

For more information about Kimball International, Inc., visit the Company's web site on the Internet at www.kimball.com.

"We Build Success"

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider

ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer Treasurer

Date: June 15, 2001